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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) January 31, 1997 with respect to the consolidated financial statements of Capstar Radio Broadcasting Partners, Inc. and Subsidiaries formerly known as Commodore Media, Inc. and Subsidiaries, (ii) February 3, 1997 with respect to the consolidated financial statements of Southern Star Communications, Inc., formerly known as Osborn Communications Corporation, and (iii) February 16, 1997 with respect to the combined financial statements of Mountain Lakes Broadcasting, L.L.C., all included in the Registration Statement (Form S-4) and related Prospectus of Capstar Radio Broadcasting Partners, Inc. for the registration of $200,000,000 of 9 1/4% Senior Discount Notes due 2007.

                                        ERNST & YOUNG LLP

New York, New York
August 5, 1997